Exhibit 10.1B

SUPPLEMENTAL EXECUTIVE

RETIREMENT BENEFITS AGREEMENT

This Supplemental Executive Retirement Benefits Agreement (this “Agreement”) is made effective as of the 1st day of January, 2016, by and between William Matthews, V, an individual (“Executive”) and National Bank of Commerce, a national banking association located in Birmingham, Alabama (the “Bank”).

RECITALS

A.     Executive is a valued employee of the Bank.

B.     The Bank desires to retain the Executive as an employee of the Bank.

C.     The Bank desires to make available to the Executive the opportunity to earn certain supplemental retirement benefits, and the Executive desires to enter into an arrangement for such supplemental retirement benefits.

AGREEMENT

NOW, THEREFORE, the parties hereto, for and in consideration of the foregoing and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, agree as follows:

1.     Supplemental Retirement Benefits. The Bank hereby establishes an unfunded supplemental retirement plan for the benefit of the Executive, the benefits under which shall be paid from the general assets of the Bank. The Bank and the Executive agree that this Agreement is intended to establish an unfunded arrangement for the purposes of the Internal Revenue Code of 1986, as amended (the “Code”), and Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is maintained by the Bank primarily for the purpose of providing certain deferred compensation benefits to the Executive as a member of a select group of management or highly compensated employees, (as described in Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA), of the Bank. Benefits payable under this Agreement shall be an unsecured liability of the Bank to the Executive, shall not be a deposit or insured by the Federal Deposit Insurance Corporation, do not constitute a trust account or any other special obligation of the Bank, and do not have priority of payment over any other general obligation of the Bank.

2.     Payment of Benefits.

(a)     Full Benefit. If the Executive remains employed by the Bank or an affiliate thereof until or after the Full Vesting Date (as defined in Exhibit A hereto), then, commencing upon the Payment Commencement Date (as defined in Exhibit A hereto), and continuing on the first business day of each month thereafter until a total of 180 payments have been made to the Executive, the Bank shall pay to the Executive an amount equal to one-twelfth (1/12) of the Full Benefit (as defined in Exhibit A hereto).

(b)     Early Termination. In all events subject to Section 5(b) below, if the Executive experiences a Separation from Service (as defined below) with the Bank or an affiliate thereof, because he voluntarily resigns from employment with the Bank or its affiliate, for any reason before the Full Vesting Date, or the Bank discharges him for any reason other than For Cause before the Full Vesting Date, then, commencing on the Payment Commencement Date and continuing on the first business day of each month thereafter until a total of 180 payments have been made to the Executive, the Bank shall pay to the Executive an amount equal to one-twelfth (1/12) of the Limited Benefit (as defined below). For the purposes of this Agreement, the “Limited Benefit” shall be the amount set forth on Exhibit A hereto corresponding to the year in which Executive experiences a Separation from Service. For purposes of this Agreement, the phrase “Separation from Service” shall have the meaning set forth in Code Section 409A and the rules and regulations promulgated thereunder (“Section 409A”), including without limitation Treasury Regulation Section 1.409A-(h)(1) and the default provisions thereof.

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(c)     Disability. If the Executive becomes Substantially Disabled (as hereinafter defined) while employed by the Bank, for purposes of determining whether the Executive shall be entitled to the Full Benefit or the Limited Benefit, and the amount of any Limited Benefit, the Executive shall be treated as remaining in full-time employment with the Bank through to the earlier of (i) the date on which the Executive ceases to be Substantially Disabled or (ii) the Full Vesting Date; provided that, upon returning to full-time employment with the Bank within a reasonable period of time after ceasing to be Substantially Disabled, then for purposes of determining whether the Executive shall be entitled to the Full Benefit or the Limited Benefit, and the amount of any Limited Benefit, the Executive shall be treated as if he remained in the full-time employment with the Bank from the effective date of this Agreement until the date on which the Executive incurs a Separation from Service subsequent to the Executive’s return to full-time employment after ceasing to be Substantially Disabled. Commencing upon the Payment Commencement Date and continuing on the first business day of each month thereafter until a total of 180 payments have been made to the Executive, the Bank shall pay to the Executive one-twelfth (1/12) of the Full Benefit or one-twelfth (1/12) of the Limited Benefit, as applicable. For purposes of this Agreement, Executive shall be considered “Substantially Disabled” only if, and for as long as, Executive is determined to be eligible for long-term disability benefits under the long-term disability benefits plan of the Bank covering Executive or for disability benefits under the federal Social Security Acts.

(d)     Discharge for Cause. In all events subject to Section 5(b) below, if the Executive experiences a Separation from Service as a result of, or in connection with any act, omission, event or circumstance meeting the definition of “For Cause,” then the Executive shall not be entitled to any benefits provided for in this Agreement and this Agreement may be terminated by the Bank without any liability whatsoever. If the Executive and the Bank are parties to an employment contract in existence immediately prior to the Executive’s Separation from Service and such employment contract includes a definition of “cause” or “for cause”, then such definition shall apply as the definition of “For Cause” for purposes of this Section 2(d). If no such employment contract is in existence immediately prior to the effective date of such Separation from Service, then “For Cause” shall mean: (i) the Executive’s material breach of this Agreement or any other written agreement between the Executive and the Bank or its affiliates; (ii) any act or omission by the Executive which is injurious to the Bank or its affiliates, if any, or the business reputation of the Bank or its affiliates, if any; (iii) the Executive’s dishonesty, fraud or malfeasance; (iv) the Executive’s material failure to satisfactorily perform his duties, to follow the direction (consistent with his duties) of the Board of Directors of the Bank (the “Board”) or any other individual to whom the Executive reports, or to follow the policies, procedures, and rules of the Bank and its affiliates, if any; (v) the Executive’s conviction of, or The Executive’s entry of a plea of guilty or no contest to, a felony or a crime of moral turpitude; (vi) abuse of or addiction to intoxicating drugs (including alcohol); (vii) the suspension or removal of the Executive by federal or state banking regulatory authorities or the Executive’s violation of any banking law or regulation, memorandum of understanding, cease and desist order, or other agreement with any federal or state banking regulatory authority; or (viii) a filing by or against the Executive of any petition under the federal bankruptcy laws or any state insolvency laws.

(e)     Death of Executive. Any provision of this Agreement to the contrary notwithstanding, this Agreement shall automatically terminate on the death of the Executive and neither the Executive nor the Executive’s beneficiary or estate shall be entitled to any unpaid benefits hereunder; provided, however, that if, at the time of death, that certain Split-Dollar Agreement effective as of January 1, 2016 between the parties has been terminated prior to the date of death, then the following benefits will be payable under this Agreement:

(i)     If the Executive dies while employed by the Bank or its affiliate but prior to the commencement of any payments under this Agreement, then the Executive’s beneficiary designated on Exhibit B hereto (or the Executive’s estate, if no beneficiary is designated) shall receive a death benefit based on the present value of the Limited Benefit under this Agreement determined as of the date of the Executive’s death. If the Executive dies after the commencement of payments under this Agreement, then the Executive’s beneficiary or estate (determined as described above) shall receive a death benefit based on the present value of the unpaid monthly payments under this Agreement as of the month-end subsequent to the date of the Executive’s death. Any death benefit paid pursuant to this Section 2(e) shall be paid in the form of a lump sum cash payment, without interest, as soon as administratively practicable following the date of the Executive’s death but no later than ninety (90) days thereafter.

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(ii)     All determinations regarding the amount of the death benefit under this Section 2(e) shall be made by the Bank in accordance with U.S. generally accepted accounting principles (“GAAP”). For purposes of determining the death benefit, the Bank shall use an appropriate discount rate (which as of the date of this Agreement shall be four percent (4%), but may be adjusted by the Bank in its sole discretion in accordance with GAAP) and monthly compounding. Any amortization method that is consistent with GAAP may be used; however, once chosen, the method must be consistently applied for purposes of this Section 2(e).

(f)     Benefits Mutually Exclusive. Under no circumstances will the Executive or, if applicable, his beneficiary or estate, become entitled to more than one benefit under this Section 2.

3.     ERISA Provisions.

(a)     The following provisions are intended to meet the requirements of ERISA.

(i)     The general corporate funds of the Bank are the basis of payment of benefits under this Agreement.

(ii)     For claims procedure purposes, the “Claims Administrator” shall be the Board or its duly authorized designee.

(iii)     For claims procedure purposes, “Appeals Fiduciary” means an individual or group of individuals appointed by the Claims Administrator to review appeals of claims for benefits made pursuant to this Section 3 due to the Executive becoming Substantially Disabled.

(b)     Notice of Denial. If the Executive or a beneficiary of the Executive is denied a claim for benefits under this Agreement, the Claims Administrator shall provide to the claimant written notice of the denial within ninety (90) days (or forty-five (45) days with respect to a denial of any claim for benefits due to the Executive becoming Substantially Disabled) after the Claims Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed a period of ninety (90) days (or thirty (30) days with respect to a claim for benefits due to the Executive becoming Substantially Disabled) from the end of such initial period. With respect to a claim for benefits due to the Executive becoming Substantially Disabled, the Claims Administrator may extend the time period for processing a claim for an additional thirty (30) days beyond the initial 30-day extension period if special circumstances warrant such an extension. In such event, written notice of the extension shall be furnished to the claimant within the initial 30-day extension period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Claims Administrator expects to render the final decision, the standards on which entitlement to benefits is based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

(c)     Contents of Notice of Denial. If the Executive or a beneficiary of the Executive is denied a claim for benefits under this Agreement, the written notice of the denial provided by the Claims Administrator to the claimant shall set forth:

(i)     the specific reasons for the denial;

(ii)     specific references to the pertinent provisions of this Agreement on which the denial is based;

(iii)     a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

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(iv)     an explanation of this Agreement’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review;

(v)     in the case of a claim for benefits due to the Executive becoming Substantially Disabled, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, the text of the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request; and

(vi)     in the case of a claim for benefits due to the Executive becoming Substantially Disabled, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of this Agreement to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request.

(d)     Right to Review. After receiving written notice of the denial of a claim, a claimant or his representative shall be entitled to:

(i)     request a full and fair review of the denial of the claim by written application to the Claims Administrator (or the Appeals Fiduciary in the case of a claim for benefits payable due to the Executive becoming Substantially Disabled);

(ii)     request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

(iii)     submit written comments, documents, records, and other information relating to the denied claim to the Claims Administrator or Appeals Fiduciary, as applicable; and

(iv)     a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(e)     Application for Review.

(i)     If a claimant wishes to request a review of the decision denying his claim to benefits under this Agreement, other than a claim described in paragraph (ii) of this Section 3(e), then he must submit the written application to the Claims Administrator within sixty (60) days after receiving written notice of the denial.

(ii)     If the claimant wishes to request a review of the decision denying his claim to benefits under this Agreement due to the Executive becoming Substantially Disabled, then he must submit the written application to the Appeals Fiduciary within one hundred eighty (180) days after receiving written notice of the denial. With respect to any such claim, in deciding an appeal of any denial based in whole or in part on a medical judgment (including determinations with respect to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate), the Appeals Fiduciary shall:

(1)     consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment; and

(2)     identify the medical and vocational experts whose advice was obtained on behalf of this Agreement in connection with the denial without regard to whether the advice was relied upon in making the determination to deny the claim.

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Notwithstanding the foregoing, the health care professional consulted pursuant to this Section 3(e) shall be an individual who (A) was not consulted with respect to the initial denial of the claim that is the subject of the appeal and (B) is not a subordinate of such previously consulted individual.

(f)     Hearing. Upon receiving such written application for review, the Claims Administrator or Appeals Fiduciary, as applicable, may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Claims Administrator or Appeals Fiduciary received such written application for review.

(g)     Notice of Hearing. At least ten (10) days prior to the scheduled hearing, the claimant and his representative designated in writing by him, if any, shall receive written notice of the date, time, and place of such scheduled hearing.  The claimant or his representative, if any, may request that the hearing be rescheduled, for his convenience, on another reasonable date or at another reasonable time or place.

(h)     Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

(i)     Decision on Review. No later than sixty (60) days (or forty-five (45) days with respect to a claim for benefits due to the Executive becoming Substantially Disabled) following the receipt of the written application for review, the Claims Administrator or the Appeals Fiduciary, as applicable, shall submit its decision on the review in writing to the claimant involved and to his representative, if any, unless the Claims Administrator or Appeals Fiduciary determines that special circumstances (such as the need to hold a hearing) require an extension of time. In the event of any such extension, the Claims Administrator or the Appeals Fiduciary, as applicable, shall submit its decision no later than one hundred twenty (120) days (or ninety (90) days with respect to a claim for benefits due to the Executive becoming Substantially Disabled) after the date of receipt of the written application for review. If the Claims Administrator or Appeals Fiduciary determines that the extension of time is required, then the Claims Administrator or Appeals Fiduciary shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day (or forty-five (45) days with respect to a claim for benefits due to the Executive becoming Substantially Disabled) period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Claims Administrator or Appeals Fiduciary expects to render its decision on review. In the case of a decision adverse to the claimant, the Claims Administrator or Appeals Fiduciary shall provide to the claimant written notice of the denial, which shall include:

(i)     the specific reasons for the decision;

(ii)     specific references to the pertinent provisions of this Agreement on which the decision is based;

(iii)     a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

(iv)     an explanation of this Agreement’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review;

(v)     in the case of a claim for benefits due to the Executive becoming Substantially Disabled, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, the text of the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request;

(vi)     in the case of a claim for benefits due to the Executive becoming Substantially Disabled, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of this Agreement to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request; and

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(vii)     in the case of a claim for benefits due to the Executive becoming Substantially Disabled, a statement regarding the availability of other voluntary alternative dispute resolution options.

(j)     The Claims Administrator has the discretionary authority to determine all interpretative issues arising under this Agreement, and the interpretations of the Claims Administrator shall be final and binding upon the Executive or any other party claiming benefits under this Agreement with respect to the claims and appeal process.

4.     Funding by the Bank.

(a)     The Bank shall be under no obligation to set aside, earmark or otherwise segregate any funds with which to pay its obligations under this Agreement. The Executive shall be and remain an unsecured general creditor of the Bank with respect to the Bank’s obligations hereunder. The Executive shall have no property interest in the assets of the Bank or any other rights with respect thereto.

(b)     Notwithstanding anything herein to the contrary, the Bank has no obligation whatsoever to purchase or maintain a life insurance policy with respect to the Executive or otherwise. If the Bank determines in its sole discretion to purchase a life insurance policy referable to the life of the Executive, neither the Executive nor the Executive’s beneficiary shall have any legal or equitable ownership interest in, or lien on, such policy or any other specific funding or any other investment or asset of the Bank. The Bank, in its sole discretion, may determine the exact nature and method of funding (if any) of the Bank’s obligations under this Agreement. If the Bank elects to fund its obligations under this Agreement, in whole or in part, through the purchase of a life insurance policy, mutual funds, disability policy, annuity, or other security, the Bank reserves the right, in its sole discretion, to terminate such method of funding at any time, in whole or in part.

(c)     If the Bank, in its sole discretion, elects to invest in a life insurance, disability or annuity policy on the life of the Executive, the Executive shall assist the Bank in obtaining such insurance policy by, from time to time and promptly upon the request of the Bank, supplying any information necessary to obtain such policy and submitting to any physical examinations required therefor. The Bank shall be responsible for the payment of all premiums with respect to any whole life, variable, or universal life insurance, disability or annuity policy purchased in connection with this Agreement, unless otherwise expressly agreed.

5.     Change in Control.

(a)     For purposes of this Agreement, a “Change in Control” shall have the meaning assigned to such term in the National Commerce Corporation 2011 Equity Incentive Plan, as amended from time to time.

(b)     If a Change in Control (as defined above) occurs before the Executive experiences a Separation from Service with the Bank or its affiliate (or while the Executive is deemed to be in the full-time employment with the Bank due to Section 2(c) on account of being Substantially Disabled), then the Executive shall become 100% vested and thus entitled to the Full Benefit upon any subsequent Separation from Service, including but not limited to, a Separation from Service that is For Cause. In such case, the Full Benefit shall be payable to the Executive beginning on the Payment Commencement Date without exception.

(c)     If the Bank is advised by its counsel and/or its tax advisors that any payment or benefit received or to be received by Executive, whether pursuant to the terms of this Agreement, or any other plan, arrangement or agreement with the Bank or an affiliate thereof (collectively the “Total Payments”) would not be deductible (in whole or in part) as a result of Section 280G of the Code, by the Bank or an affiliate thereof, the parties hereby agree, to the extent possible, to take all action and execute all documents necessary to insure that none of the payments made to Executive shall be treated as “parachute payments” for the purposes of disallowance of deductions under Code Section 280G; provided, however, that to the extent the foregoing is not possible, payments or benefits shall be so reduced or, to the extent possible, adjusted (in accordance with Section 409A) so that no portion of the Total Payments is not deductible by the Bank (or its affiliate, as the case may be). Subject to compliance with Section 409A, Executive shall be entitled to elect which payments or benefits shall be so reduced or, to the extent possible, adjusted.      Notwithstanding the foregoing, if the Executive is a party to an employment agreement with the Bank or an affiliate thereof that contains express provisions regarding Code Section 280G and/or Code Section 4999 (or any similar successor provisions), the Code Section 280G and/or Code Section 4999 provisions of such employment agreement shall control (for example, and without limitation the Executive may be a party to an employment agreement with the Bank or an affiliate thereof that provides for a “gross-up” or a “cut-back” in the event that the Code Section 280G threshold are reached or exceed in connection with a Change in Control).

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(d)     From and after the occurrence of a Change in Control, the Bank shall pay all reasonable legal fees and expenses incurred by the Executive seeking to obtain or enforce any right or benefit provided by this Agreement promptly from time to time, at the Executive’s request, as such fees and expenses are incurred; and the Executive shall be under no obligation to reimburse the Bank for any such fees and expenses regardless of whether the Executive was successful in seeking to obtain or enforce any right or benefit provided by this Agreement. The Bank’s obligation in this regard shall continue until such time as a final determination (including any appeals) is made with respect to the proceedings; provided, however, that such proceedings must commence prior to the expiration of any applicable statute of limitations and payment of such reimbursements must be made as soon as feasible following the date the Executive submits verification of the expenses incurred but not later than the last day of the Executive’s taxable year following the taxable year in which the expenses are incurred. The Executive’s right to payment of legal fees and expenses hereunder shall not be subject to liquidation or exchange for another benefit, and the amount of fees and expenses eligible for reimbursement in one taxable year of the Executive shall not affect the expenses eligible for reimbursement in any other taxable year.

6.     Forfeiture of Benefits Due to Misconduct. Except as provided herein, the obligation of the Bank to commence or, if applicable, to continue payment of any benefits hereunder shall cease and all or any remaining payments, as the case may be, shall be forfeited: (a) if the Executive breaches any surviving restrictive covenants concerning non-competition, non-solicitation of customers and/or non-solicitation of employees under any employment contract in existence immediately prior to the Executive’s Separation from Service (but only if and to the extent such employment contract contains restrictive covenants that survive a Separation from Service); or (b) if no such employment contract is in existence immediately prior to the effective date of such Separation from Service, if during the twelve-month period immediately following such Separation from Service, the Executive, individually or as an employee, agent, consultant, lender, officer, director or shareholder of or otherwise through any corporation or other business organization (whether in existence or in formation), directly or indirectly: (i) carries on or engages in the business of banking or any similar business in any State included within the Territory (as defined below) during a time that the Bank or an affiliate thereof is carrying on a like business therein; provided, however, that the foregoing shall not preclude the Executive’s passive ownership of not more than 2% of the outstanding equity securities of any company that is subject to the periodic reporting requirements of the Securities Exchange Act of 1934; (ii) performs services for any bank, bank holding company, bank or bank holding company in organization, corporation or other person or entity engaged in the business of banking that has a branch or office in, or conducts any banking or similar business in, the Territory during a time that the Bank or an affiliate thereof is carrying on a like business therein; (iii) solicits or does banking or similar business with any person or entity who or that was an existing customer of the Bank or any of its affiliates immediately prior to Executive’s Separation from Service; (iv) solicits or does banking or similar business with any existing or prospective customer of the Bank or any of its affiliates if the Executive learned about such customer, or had any contact with such customer, while an employee of the Bank; or (v) solicits any agent, servant or employee of the Bank or any of its affiliates to leave his or her position or employment for any reason, or hires or employs any such agent, servant or employee, without the prior written consent of the Bank. “Territory” means, collectively: (x) the States of Alabama and Florida, and (y) each additional State, if any, in which the Bank has an office at the time of the Executive’s Separation from Service with the Bank. For the sake of clarity, upon Executive’s Separation from Service with the Bank, the Territory shall include (without limitation) each State in addition to Alabama and Florida, if any, in which the Bank has an office at the time of such Separation from Service. The term “similar business” as used in this Section 6 means any business that involves accepting deposits and/or making or originating loans, including without limitation the credit union business and the mortgage banking business. Notwithstanding the foregoing, the forfeiture provisions of this Section 6 shall not be operative after the effective date of a Change in Control.

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7.     Employment of Executive; Other Agreements. The benefits provided for herein for the Executive are supplemental retirement benefits and shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of the Executive in any manner whatsoever. No provision or condition contained in this Agreement shall create specific employment rights of the Executive or limit the right of the Bank or an affiliate thereof to discharge the Executive, for any or for no reason. Except as otherwise expressly provided therein, nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by or under any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation, retirement or fringe benefit plan constituting any part of the Bank’s compensation structure, whether now or hereinafter existing.

8.     Confidentiality. In further consideration of the mutual promises contained herein, the Executive agrees that the terms and conditions of this Agreement, except as such may be disclosed in financial statements and tax returns, or in connection with estate planning, are and shall forever remain confidential until the death of the Executive, and the Executive agrees that he shall not reveal the terms and conditions contained in this Agreement at any time to any person or entity other than his financial and professional advisors, unless required to do so by a court of competent jurisdiction.

9.     Leave of Absence. In the event the Executive takes an approved leave of absence, the Executive shall still be considered to be in the employ of the Bank for purposes of this Agreement; provided, however, that the Executive shall be deemed to have experienced a Separation from Service if such leave of absence exceeds six (6) months or the Executive fails to return to work following the expiration of the approved period for such leave.

10.     Withholding.

(a)     The Executive is responsible for payment of all taxes applicable to the benefits paid or provided to the Executive under this Agreement, including federal and state income tax withholding, except that the Bank shall withhold any taxes that, in its reasonable judgment, are required to be withheld, including but not limited to taxes owed under Section 409A and all employment (including FICA) taxes due to be paid by the Bank pursuant to Section 3121(v) of the Code and regulations promulgated thereunder (i.e., FICA taxes on the present value of payments hereunder that are no longer subject to vesting). The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Bank shall satisfy all applicable reporting requirements, including those under Section 409A. The Executive agrees that appropriate amounts for any such withholdings, including FICA taxes, may be deducted from the cash salary, bonus or payments due under this Agreement or other payments due to the Executive by the Bank to satisfy the employee portion of such obligations. If insufficient cash wages are available or if the Executive so desires, the Executive may remit payment in cash for the withholding amounts.

(b)     Notwithstanding any other provision in this Agreement to the contrary, payment under this Agreement may be accelerated to pay, where applicable, the FICA taxes under Sections 3101, 3121(a), and 3121(v)(2) of the Code (the “Tax Obligations”) that may be imposed on amounts deferred pursuant to this Agreement prior to the time that such amounts are paid or made available to the Executive and to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of an accelerated payment of the Tax Obligations (the “Income Tax Obligations”). Accelerated payments pursuant to this Section 10(b) shall not exceed the amount of the Tax Obligations and Income Tax Obligations and shall be made as a payment directly to the applicable taxing authority pursuant to the applicable withholding provisions. Any accelerated payments pursuant to this Section 10(b) shall reduce the benefit provided to the Executive pursuant to this Agreement.

11.     Section 409A.

(a)     Purpose. It is intended that compensation paid or delivered to the Executive pursuant to this Agreement shall be paid in compliance with Section 409A. However, the Bank does not warrant to the Executive that all amounts paid to the Executive hereunder will be exempt from, or paid in compliance with, Section 409A. The Executive understands and agrees that he bears the entire risk of any adverse federal, state or local tax consequences and penalty taxes that may result from payment of compensation for his services on a basis contrary to the provisions of Section 409A or comparable provisions of any applicable state or local income tax laws.

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(b)     Interpretive Rules. In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. This Agreement shall be administered, construed, and interpreted in a manner to comply with Section 409A. Specifically, and without limiting the foregoing, if any terms set forth in this Agreement are considered to be ambiguous, such terms shall be administered, construed, and interpreted in a manner to comply with Section 409A.

(c)     Specified Employee. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” (as defined under Section 409A) of the Bank as of the date of his Separation from Service, and if any payments provided for in this Agreement constitute a “deferral of compensation” within the meaning of Section 409A and cannot be paid on account of the Executive’s Separation from Service in the manner provided herein without subjecting the Executive to additional tax, interest or penalties under Section 409A, then any such payment that is otherwise payable during the first six months following Executive’s Separation from Service shall be paid to Executive in a lump sum on the first business day of the seventh calendar month immediately following the month in which his Separation from Service occurs.

12.     Miscellaneous Provisions.

(a)     Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission of an executed counterpart.

(b)     Construction. As used in this Agreement, the neuter gender shall include the masculine and the feminine, the masculine and feminine genders shall be interchangeable among themselves and each with the neuter, the singular numbers shall include the plural, and the plural the singular. The term “person” shall include all persons and entities of every nature whatsoever, including, but not limited to, individuals, corporations, partnerships, governmental entities and associations. The terms “including,” “included,” “such as” and terms of similar import shall not imply the exclusion of other items not specifically enumerated. When used in relation to employment, the terms “discharge” and “terminate” (and variations thereof) shall mean a Separation from Service.

(c)     Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid, illegal, unenforceable or inconsistent with any present or future law, ruling, rule or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be rescinded or modified in accordance with such law, ruling, rule or regulation, and the remainder of this Agreement or the application of such provision to the person or circumstances other than those as to which it is held inconsistent shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

(d)     Governing Law. This Agreement is made in the State of Alabama and shall be governed in all respects and construed in accordance with the laws of the State of Alabama, without regard to its conflicts of law principles, except to the extent superseded by the Federal laws of the United States.

(e)     Binding Effect. This Agreement is binding on the parties and their respective successors, assigns, heirs and legal representatives. Without limiting the foregoing this Agreement shall be binding upon any successor of the Bank whether by merger or acquisition of all or substantially all of the assets or liabilities of the Bank. This Agreement may not be assigned by any party without the prior written consent of each other party hereto.

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(f)     No Trust. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank and the Executive, the Executive’s designated beneficiary or any other person.

(g)     Assignment of Rights. None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against the Executive or any beneficiary of the Executive; nor shall the Executive or any beneficiary of the Executive have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder; provided, however, that the undistributed portion of any benefit payable hereunder shall at all times be subject to setoff for debts owed by the Executive to the Bank if and to the extent permitted by Section 409A.

(h)     Entire Agreement. This Agreement (together with its exhibits, which are incorporated herein by reference) constitutes the entire agreement of the parties with respect to the subject matter hereof, and all prior or contemporaneous negotiations, agreements and understandings, whether oral or written, are hereby superseded, merged and integrated into this Agreement.

(i)     Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered by hand, or by first class, certified or registered mail, postage prepaid, addressed to the Bank or the Executive, as applicable, at the address for such party set forth below or such other address designated by notice.

Bank:              National Bank of Commerce

813 Shades Creek Parkway, Suite 100

Birmingham, AL 35209

Attn: Chief Financial Officer

Executive:      William Matthews, V

[HOME ADDRESS]

(j)     Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right. No waiver of any provision contained in this Agreement shall be effective unless it is in writing and signed by the party against whom such waiver is asserted.

(k)     Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe the provisions hereof.

(l)     Amendment. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties. The Bank or any successor thereto reserves the right at any time to modify or amend or terminate this Agreement at any time, subject to the consent of the Executive. Notwithstanding the foregoing, the Bank may terminate this Agreement in connection with an event constituting a Change in Control and pay to the Executive a lump sum Actuarial Equivalent (as defined below) value of the vested benefits due to the Executive if the Bank determines that such payment of the benefits will not constitute an impermissible acceleration of payments under one of the exceptions provided in Treasury Regulations Section 1.409A-3(j)(4)(ix), or any successor regulations or guidance. In such an event, payment of the lump sum Actuarial Equivalent amount shall be made at the earliest date permitted under such guidance. For purposes of this Section 12(l), the term “Actuarial Equivalent” shall mean a lump sum amount having the same value as the installment payments in which the Executive is vested at the time of the Agreement’s termination using an interest rate assumption of four percent (4%).

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[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Agreement as of the day and year first above written.

BANK:

National Bank of Commerce

By	/s/ G. Ruffner Page, Jr.

Its	Director and Chairman of the Compensation Committee

EXECUTIVE:

/s/ William Matthews, V
William Matthews, V

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EXHIBIT A

WILLIAM MATTHEWS, V

“Full Vesting Date” = July 19, 2029

“Payment Commencement Date” = The later of the first business day of the month following the month in which the Executive attains age 65 (July 19, 2029) or the first business day of the month following the month in which the Executive experiences a Separation from Service.

“Full Benefit” = $120,000

“Limited Benefit” – Determined by reference to the following table:

Year	Limited Benefit

January 1, 2016 to December 31, 2016	$8,000
January 1, 2017 to December 31, 2017	$16,000
January 1, 2018 to December 31, 2018	$24,000
January 1, 2019 to December 31, 2019	$32,000
January 1, 2020 to December 31, 2020	$40,000
January 1, 2021to December 31, 2021	$48,000
January 1, 2022 to December 31, 2022	$56,000
January 1, 2023 to December 31, 2023	$64,000
January 1, 2024 to December 31, 2024	$72,000
January 1, 2025 to December 31, 2025	$80,000
January 1, 2026 to December 31, 2026	$88,000
January 1, 2027 to December 31, 2027	$96,000
January 1, 2028 to December 31, 2028	$104,000
January 1, 2029 to July 18, 2029	$112,000

The undersigned Executive hereby acknowledges that he has reviewed this Exhibit A to the Supplemental Executive Retirement Benefits Agreement and that the information set forth in this Exhibit A is true and correct in all material respects.

/s/ William Matthews, V
William Matthews, V

December 18, 2015
Date

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EXHIBIT B

DESIGNATION OF BENEFICIARY FORM

under the

SUPPLEMENTAL EXECUTIVE

RETIREMENT BENEFITS AGREEMENT

Pursuant to Section 2(e) of the Supplemental Executive Retirement Benefits Agreement (the “Agreement”), I, William Matthews, V, hereby designate the beneficiary(ies) listed below to receive any benefits under the Agreement that may be due following my death. This designation shall replace and revoke any prior designation of beneficiary(ies) made by me under the Agreement.

Full Name(s), Address(es) and Social Security Number(s) of Primary Beneficiary(ies)*:

[BENEFICIARY INFORMATION]

*If more than one beneficiary is named above, the beneficiaries will share equally in any benefits, unless you have otherwise provided above. Further, if you have named more than one beneficiary and one or more of the beneficiaries is deceased at the time of your death, any remaining beneficiary(ies) will share equally, unless you have provided otherwise above. If no primary beneficiary survives you, then the contingent beneficiary designated below will receive any benefits due upon your death. In the event you have no designated beneficiary upon your death, any benefits due will be paid to your estate. In the event that you are naming a beneficiary that is not a person, please provide pertinent information regarding the designation.

Full Name, Address and Social Security Number of Contingent Beneficiary:

[BENEFICIARY INFORMATION]

Date	December 18, 2015	/s/ William Matthews, V
William Matthews, V

Accepted:		National Bank of Commerce

Date	December 18, 2015	By:	/s/ G. Ruffner Page, Jr.

		Its:	Director and Chairman of the Compensation Committee

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